Exhibit 10.4(c)

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester St, London

EC2N 2DB

Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Telephone: 212-250-2500

Internal Reference: 351939

October 9, 2009

To: Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, NJ 07054

Attention: Treasurer

Telephone No.:	973-496-4700
Facsimile No.:	973 496-3560

Re: Additional Call Option Transaction

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Deutsche Bank AG, London Branch (“Deutsche Bank”) and Avis Budget Group, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Defined terms used herein and not defined herein or in the Equity Definitions have the meanings assigned to them in the Indenture to be dated October 13, 2009 between Counterparty and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Indenture”) relating to the 3.50% Convertible Senior

Chairman of the Supervisory Board: Clemens Börsig Board of Managing Directors: Hermann-Josef Lamberti, Josef Ackermann, Dr. Hugo Banziger, Anthony DiIorio	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a limited liability company incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address: Winchester House, 1 Great Winchester Street, London
EC2N 2DB.

Notes due October 1, 2014 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 45,000,000. In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Preliminary Offering Memorandum dated October 7, 2009 (the “Offering Memorandum”) relating to the Convertible Notes. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Deutsche Bank as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Deutsche Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement as if Deutsche Bank and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date (such 2002 ISDA Master Agreement that shall apply solely to this Transaction and to no other Transaction, the “Agreement”). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that this is a standalone Transaction and no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	October 9, 2009

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Deutsche Bank

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “CAR”).

Number of Options:	45,000 For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	35%

Option Entitlement:	As of any date, a number equal to the product of the Applicable Percentage and the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to the Excluded Provisions and subject to the provisos to “Method of Adjustment” below), for each Convertible Note.

Strike Price:	USD 16.25

Premium:	USD 4,347,000

Premium Payment Date:	October 13, 2009

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 13.03 and Section 13.04(g) of the Indenture.

Dilution Adjustment Provisions:	Section 13.04(a), (b), (c), (d), (e) and Section 13.05 of the Indenture.

Procedures for Exercise.

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the scheduled first day of the relevant Settlement Averaging Period for such Exercise Period; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after the Aggregate Conversion Date, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Exercisable Options:	In respect of any Exercise Period (the “Relevant Exercise Period”), a number of Options equal to the lesser of:

(i) (A) the number of Convertible Notes with a Conversion Date occurring on the first day of such Exercise Period, minus (B) the number of “Exercisable Options” with an “Exercise Period” that is the same as the Relevant Exercise Period (as such terms are defined in the Base Call Option Transaction Confirmation letter agreement dated October 7, 2009 between Deutsche Bank and Counterparty (the “Base Call Option Confirmation”)); and

(ii) the Number of Options as of the first day of the Relevant Exercise Period.

If there are any other Exercisable Options as to which a prior Exercise Period has commenced but no Exercise Date has yet occurred which would thereby reduce the Number of Options as of the related Exercise Date (such other Exercisable Options, the “Other Exercisable Options”), then solely for the purposes of determining the number of Exercisable Options for the Relevant Exercise Period, the Number of Options on the first day of the Relevant Exercise Period shall be reduced by such Other Exercisable Options.

Notwithstanding the foregoing, in no event shall the number of Exercisable Options exceed the Number of Options.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 13.02(b) of the Indenture.

Aggregate Conversion Date:	July 1, 2014

Expiration Time:	The Valuation Time

Expiration Date:	October 1, 2014, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Exercisable Options” above and “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, with respect to each Exercise Period, a number of Options equal to the number of Exercisable Options for such Exercise Period shall be deemed to be automatically exercised on the final day of such Exercise Period; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Deutsche Bank.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Exercisable Options, Counterparty must notify Deutsche Bank in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Exercisable Options and (ii) the scheduled settlement date under the Indenture for the Convertible Notes related to such Exercisable Options (such time, the “Notice Deadline”); provided that, notwithstanding the foregoing, such notice (and the related automatic exercise of such Options) shall be effective if given after the relevant Notice Deadline but prior to 5:00 p.m. New York City time, on the fifth Exchange Business Day following the Notice Deadline, in which case the Calculation Agent shall have the right to adjust the Net Shares to reflect additional costs

(including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Deutsche Bank in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline; provided further that in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after the Aggregate Conversion Date, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options, provided that the proviso above relating to the extension of delivery of the Notice of Exercise by the Counterparty shall not apply to any notice delivered by Counterparty pursuant to this proviso relating to Exercisable Options for Convertible Notes with a Conversion Date occurring on or after the Aggregate Conversion Date.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase; “in each case that the Calculation Agent determines is material.”

Settlement Terms.

Settlement Method:	Net Share Settlement

Net Share Settlement:	Deutsche Bank will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to (A) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (x) the Option Entitlement on such Valid Day multiplied by (y) the Relevant Price on such Valid Day less the Strike Price, divided by (z) such Relevant Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Shares for any Exercisable Option exceed a number of Shares equal to the Applicable Limit for such Exercisable Option divided by the Relevant Price on the last Valid Day of the Settlement Averaging Period (or if such Exercisable Option relates to a Convertible Note with a Conversion Date occurring on or after the Aggregate Conversion Date, the Relevant Price on the second Scheduled Valid Day immediately preceding the Expiration Date); provided further that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number “zero”.

Deutsche Bank will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Applicable Limit:	For any Exercisable Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the number of Shares delivered to the Holder (as such term is defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note multiplied by the Relevant Price on the date provided by Counterparty to Deutsche Bank pursuant to clause (ii) of “Notice of Exercise,” or if such Exercisable Option relates to a Convertible Note with a Conversion Date occurring on or after the Aggregate Conversion Date, the Relevant Price on the second Scheduled Valid Day immediately preceding the Expiration Date, over (ii) USD 1,000; provided that if the date specified by Counterparty to Deutsche Bank pursuant to clause (ii) of “Notice of Exercise” is not the settlement date for the related Convertible Note, Counterparty may provide notice of such settlement date to Deutsche Bank no later than 3 Exchange Business Days prior to the related Settlement Date hereunder, which shall be the relevant date for purposes of determining the Relevant Price and the Applicable Limit.

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the primary other United States national or regional securities exchange on which the Shares are listed or admitted for trading or, if the Shares are not then listed or admitted for trading on a United States national or regional securities exchange, on the principal other market on which the Shares are then traded. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CAR.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a substantially similar volume-weighted method). Notwithstanding the foregoing, if any Valid Day is a Disrupted Day and the Calculation Agent determines that such Disrupted Day shall be a Valid Day in part in respect of a number of Net Shares, then the Relevant Price for such Valid Day and such number of Net Shares shall be the volume-weighted average price per Share on such Valid Day on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valid Day and such number of Net Shares for which the Calculation Agent determines there is no Market Disruption Event, and the Calculation Agent shall make corresponding adjustments to the settlement terms hereunder to account for such partial Valid Day.

Settlement Averaging Period:	For any Exercisable Option:

(i)      if Counterparty has, on or prior to the Aggregate Conversion Date, delivered a Notice of Exercise to Deutsche Bank with respect to such Exercisable Option with a Conversion Date occurring prior to the Aggregate Conversion Date, the 40 consecutive Valid Days commencing on and including the second Scheduled Valid Day following such Conversion Date; or

(ii)     if Counterparty has, on or following the Aggregate Conversion Date, delivered a Notice of Exercise to Deutsche Bank with respect to such Exercisable Option with a Conversion Date occurring on or following the Aggregate Conversion Date, the 40 consecutive Valid Days commencing on, and including, the 42nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Exercisable Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Exercisable Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition set forth in any Dilution Adjustment Provision that would result in any adjustment to the Convertible Notes pursuant to the Indenture (other than any event or condition set forth in any Excluded Provision).

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding
Section 11.2(c) of the Equity Definitions, upon any adjustment to the Convertible Notes pursuant to any Dilution Adjustment Provision (other than any adjustment pursuant to any Excluded Provision), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to the Convertible Notes under the Indenture because the Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event; provided further that if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors, including, without limitation, of proportional adjustments or the determination of the fair value of any securities, property, rights or other assets, then in each such case, the Calculation Agent will determine the corresponding adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided, further, that, for the avoidance of doubt, in no event shall there be any adjustment hereunder as a result of any adjustment to the Convertible Notes (A) pursuant to any Excluded Provision or (B) in connection with any Potential Adjustment Event in respect of which securities, property, rights or other assets are distributed to Holders (as such term is defined in the Indenture) of the Convertible Notes in lieu of any adjustment to the Convertible Notes.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 13.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 13.04(e) of the Indenture.

Consequence of Merger Events / Tender Offers:

Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 13.03 of the Indenture; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or a Tender Offer, will not be the Issuer following such Merger Event or a Tender Offer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

	Failure to Deliver:	Applicable

	Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

	Hedging Party:	For all applicable Additional Disruption Events, Deutsche Bank.

	Determining Party:	For all applicable Extraordinary Events, Deutsche Bank, acting in a commercially reasonable manner.

	Non-Reliance:	Applicable

	Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

	Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Deutsche Bank

5.	Account Details.

	(a)	Account for payments to Counterparty:

Beneficiary Bank: JP Morgan Chase
ABA: 021 000 021 Beneficiary Acct.: Avis Budget Group, Inc. Account No.: 304934925

Account for delivery of Shares to Counterparty:

To be provided by Counterparty

	(b)	Account for payments to Deutsche Bank:

Deutsche Bank AG, London Branch
The Bank of New York Bank Routing: 021-000-018 Account Name: Deutsche Bank Securities, Inc.
Account No.: 8900327634

6.	Offices.

	(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

	(b)	The Office of Deutsche Bank for the Transaction is: London

Deutsche Bank AG, London Branch
Winchester house 1 Great Winchester St, London
EC2N 2DB

7.	Notices.

	(a)	Address for notices or communications to Counterparty:

Avis Budget Group, Inc.
6 Sylvan Way Parsippany, NJ 07054 Attention: Treasurer
		Telephone No.:	973-496-4700
		Facsimile No.:	973 496-3560

	(b)	Address for notices or communications to Deutsche Bank:

To: Deutsche Bank AG, London Branch c/o Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Attention: Peter Barna
		Telephone No:	212-250-1689
		Facsimile No:	212-797-8974
Email: peter.barna@db.com

With a copy to:

To: Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

Attn: Lars Kestner
		Telephone:	212-250-6043
		Facsimile:	646-593-8200
Email: lars.kestner@db.com

8.	Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”) dated as of October 7, 2009 among Counterparty and J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Barclays Capital Inc., and Deutsche Bank Securities Inc., as representatives of the several Initial Purchasers party thereto, are true and correct and are hereby deemed to be repeated to Deutsche Bank on the date hereof and on and as of the Premium Payment Date as if set forth herein. Counterparty hereby further represents and warrants to Deutsche Bank on the date hereof and on and as of the Premium Payment Date that:

(a)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	It is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

9.	Other Provisions.

(a)	Opinions. Counterparty shall deliver to Deutsche Bank an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Delivery of such opinion to Deutsche Bank shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Deutsche Bank under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Deutsche Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 99.66 million (in the case of the first such notice) or (ii) thereafter more than 2.26 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Deutsche Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Deutsche Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Deutsche Bank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Deutsche Bank with a

Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)	Regulation M. Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Deutsche Bank may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Deutsche Bank, will not expose Deutsche Bank to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Deutsche Bank;

(D)	Deutsche Bank will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Deutsche Bank would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Deutsche Bank to permit Deutsche Bank to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Deutsche Bank in connection with such transfer or assignment.

(ii)

Deutsche Bank may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (x) the credit rating of Deutsche Bank at the time of the transfer and (y) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Deutsche Bank; provided that Deutsche Bank shall have a good faith belief that (1) such transfer or assignment would not expose the Counterparty to any material risks under any applicable securities laws and (2) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Deutsche Bank is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Deutsche Bank and within a time period reasonably acceptable to Deutsche Bank such that no Excess Ownership Position exists, then Deutsche Bank may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Deutsche Bank so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Deutsche Bank to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Deutsche Bank and each person subject to aggregation of Shares with Deutsche Bank under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Deutsche Bank to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Deutsche Bank and any person whose ownership position would be aggregated with that of Deutsche Bank (Deutsche Bank or any such person, a “Deutsche Bank Person”) under any insurance or other law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Deutsche Bank in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Deutsche Bank Person, or could result in an adverse effect on a Deutsche Bank Person, under any Applicable Restriction, as determined by Deutsche Bank in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche Bank to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Deutsche Bank may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Deutsche Bank’s obligations in respect of this Transaction and any such designee may assume such obligations. Deutsche Bank shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Deutsche Bank’s hedging activities hereunder, Deutsche Bank reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Deutsche Bank on the Settlement Date for the Transaction, Deutsche Bank may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Deutsche Bank will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Deutsche Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Deutsche Bank would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by Deutsche Bank in the notice referred to in clause (a) above.

(g)	Role of Agent. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.

(h)	Additional Termination Events. (i) Notwithstanding anything to the contrary in this Confirmation, if the trustee for the Convertible Notes or the holders of such Convertible Notes deliver a notification of acceleration of the Convertible Notes, in each case in accordance with Section 6.02 of the Indenture, then the related event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Deutsche Bank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) Notwithstanding anything to the contrary in this Confirmation, the giving of any Notice of Exercise in respect of Options that relate to Convertible Notes converted pursuant to Section 13.03 of the Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) shall constitute an Additional Termination Event as provided in this clause (ii). Upon receipt of any such notice, Deutsche Bank shall designate an Exchange Business Day as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Reduction Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise minus the number of “Reduction Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes and (B) the Number of Options as of the date Deutsche Bank designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Reduction Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Reduction Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 13.03 of the Indenture); provided that (i) for purposes of determining “Close-out Amount” under this Section 9(h)(ii), the definition of such term shall be amended by adding the words “and Make-Whole Fundamental Change” after the words “Early Termination Date” and before, “have been required” in the first paragraph of such definition, and (ii) in no event shall the amount of cash deliverable in respect of such early termination by Deutsche Bank to Counterparty be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Reduction Options multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 13.03 of the Indenture) multiplied by (3) a price per Share determined by the Calculation Agent in a commercially reasonable manner over (II) the aggregate principal amount of the corresponding Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.

(i)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Deutsche Bank’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Deutsche Bank may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)	No Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Deutsche Bank to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Deutsche Bank to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Deutsche Bank, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty has the right to request that Deutsche Bank satisfy its Payment Obligation by the Share Termination Alternative under this Section 9(k) but does not validly so elect, Deutsche Bank shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary.

Share Termination Alternative:	Applicable and means that Deutsche Bank shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Deutsche Bank of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Deutsche Bank at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Deutsche Bank, the Shares (“Hedge Shares”) acquired by Deutsche Bank for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Deutsche Bank without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Deutsche Bank to sell the Hedge Shares in a registered offering, make available to Deutsche Bank an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Deutsche Bank, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Deutsche Bank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Deutsche Bank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Deutsche Bank (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Deutsche Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Deutsche Bank at the Reference Price on such Exchange Business Days, and in the amounts, requested by Deutsche Bank.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Deutsche Bank may postpone, in whole or in part, any Settlement Date or any other date of valuation or delivery by Deutsche Bank or add additional Settlement Dates or any other date of valuation or delivery, with respect to some or all of the Options hereunder, if Deutsche Bank reasonably determines, in its discretion, that, and only for so long as, such postponement is reasonably necessary or appropriate to preserve Deutsche Bank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Deutsche Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Deutsche Bank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Deutsche Bank.

(p)	Status of Claims in Bankruptcy. Deutsche Bank acknowledges and agrees that this Confirmation is not intended to convey to Deutsche Bank rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Deutsche Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Deutsche Bank’s rights in respect of any transactions other than the Transaction.

(q)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(r)	Notice of Merger Consideration. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Deutsche Bank in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(s)	Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Deutsche Bank opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Deutsche Bank and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from Deutsche Bank on the Early Unwind Date all Shares purchased by Deutsche Bank or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Deutsche Bank and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(t)	Payment by Counterparty. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Deutsche Bank an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Deutsche Bank, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Deutsche will make the time of execution of the Transaction available upon request.

Deutsche is regulated by the Financial Services Authority.

DEUTSCHE BANK AG, LONDON BRANCH

By:	/S/ JOHN ARNONE
Name:	John Arnone
Title:	Managing Director

By:	/S/ LARS KESTER
Name:	Lars Kester
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., acting solely as Agent in connection with the Transaction

By:	/S/ JOHN ARNONE
Name:	John Arnone
Title:	Managing Director

By:	/S/ LARS KESTER
Name:	Lars Kester
Title:	Managing Director

Confirmed and Acknowledged as of the date first above written:

AVIS BUDGET GROUP, INC

By:	/S/ DAVID B. WYSHNER
Name:	David B. Wyshner
Title:	Executive Vice President and Chief Financial Officer

Chairman of the Supervisory Board: Clemens Börsig Board of Managing Directors: Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebreck, Dr. Hugo Banziger, Anthony DiIorio	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a limited liability company incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB.

(Signature page to Confirmation of Additional Warrants transaction)